EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Top 10 Share Bonus Plan, the Group 50 Share Bonus Plan and the Group 70 Share Bonus Plan of Petroleum Geo-Services ASA (“PGS”) of our report dated May 3, 2005, with respect to the consolidated financial statements of PGS included in its Annual Report (Form 20-F) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young AS

Oslo, Norway
May 13, 2005